                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             ----------------------

                           Sandy Spring Bancorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)

           Maryland                                        52-1532952
(State or Other Jurisdiction of                     (IRS Employer I.D. Number)
Incorporation or Organization)

                   17801 Georgia Avenue, Olney, Maryland 20832
               (Address of Principal Executive Offices) (Zip Code)

                Sandy Spring Bancorp, Inc.2005 Omnibus Stock Plan
                              (Full Title of Plan)

                                Hunter R. Hollar
                      President and Chief Executive Officer
                           Sandy Spring Bancorp, Inc.
                              17801 Georgia Avenue
                              Olney, Maryland 20832
                                 (301) 774-6400
           (Name, Address, and Telephone Number of Agent for Service)

                                    Copy to:
                      James I. Lundy, III, Attorney at Law
                       1700 Pennsylvania Avenue, Northwest
                                    Suite 400
                              Washington, DC 20006

                       -----------------------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
    Title of          Amount to be       Proposed Maximum         Proposed Maximum
Securities to be       Registered          Offering per          Aggregate Offering          Amount of
   Registered            (1) (2)             Share(1)                 Price(1)            Registration Fee
-----------------------------------------------------------------------------------------------------------
 Common Stock,          1,800,000             $34.77                $62,586,000                $7,367
 $1.00 par value         shares
-----------------------------------------------------------------------------------------------------------

(1) Based upon the average of the high and low prices of the Common Stock reported in the consolidated reporting system on July 18, 2005, in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.
(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed by Sandy Spring Bancorp, Inc. ("Sandy Spring") with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

         (1)      Annual Report on Form 10-K for the year ended December 31,
                  2004;
         (2)      Quarterly Report on Form 10-Q for the period ended
                  March 31, 2005;
         (3) Current Reports on Form 8-K filed January 20, 2005, March 14, 2005, April 19, 2005, June 27, 2005, and July 19, 2005; and
         (4) The Description of Capital Stock contained in Item 5 of the Annual Report on Form 10-K for the year ended
                  December 31, 1997.

         All documents filed by Sandy Spring Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sandy Spring's Articles of Incorporation generally provide for indemnification to the extent authorized by applicable law. Section 2-418 of the Maryland General Corporation Law sets forth circumstances under which directors, officers, employees and agents of Sandy Spring may be insured or indemnified against liability which they may incur in these capacities. The Maryland General Corporation Law provides, in pertinent part, as follows:

         2-418  INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         (a) In this section the following words have the meanings indicated.

   (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

   (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

   (3) "Expenses" include attorney's fees.

   (4) "Official capacity" means the following:

       (i) When used with respect to a director, the office of director in the corporation; and
       (ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.
       (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

   (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

   (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b)(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

       (i) The act or omission of the director was material to the matter giving rise to the proceeding; and

            1. Was committed in bad faith; or

            2. Was the result of active and deliberate dishonesty; or

       (ii) The director actually received an improper personal benefit in money, property, or services; or

       (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

   (2)(i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

      (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

   (3)(i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

      (ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

   (4) A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

      (i) For a proceeding brought to enforce indemnification under this section; or

      (ii) If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

(c) A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Unless limited by the charter:

   (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

   (2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

      (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

      (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection
      (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

   (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

(e)(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

   (2) Such determination shall be made:

       (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

       (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

       (iii) By the stockholders.

   (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

   (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f)(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

       (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

       (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

   (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

   (3) Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.

(g) The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i) For purposes of this section:

    (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

    (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

    (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Unless limited by the charter:

   (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

   (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

   (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

(k)(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

   (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

   (3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The exhibits required by Item 601 of Regulation S-K and this item are included following the Exhibit Index.

ITEM 9.  UNDERTAKINGS.

         The Registrant hereby undertakes that it will:

            (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) for determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland, on July 19 , 2005.


                                         By:  /s/Hunter R. Hollar
                                             -------------------------------
                                               Hunter R. Hollar, President
                                               and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                                        Title                                      Date

/s/ John Chirtea*                                  Director                             July 19, 2005
-----------------
John Chirtea

/s/ Susan D. Goff*                                 Director                             July 19, 2005
------------------
Susan D. Goff

/s/ Solomon Graham*                                Director                             July 19, 2005
-------------------
Solomon Graham

/s/ Gilbert L. Hardesty*                           Director                             July 19, 2005
------------------------
Gilbert L. Hardesty

/s/ Charles F. Mess*                               Director                             July 19, 2005
--------------------
Charles F. Mess

/s/ Robert L. Mitchell*                            Director                             July 19, 2005
-----------------------
Robert L. Mitchell

/s/ Robert L. Orndorff, Jr.*                       Director                             July 19, 2005
----------------------------
Robert L. Orndorff, Jr.

/s/ David E. Rippeon*                              Director                             July 19, 2005
---------------------
David E. Rippeon

/s/ Craig A. Ruppert*                              Director                             July 19, 2005
---------------------
Craig A. Ruppert

/s/ Lewis R. Schumann*                             Director                             July 19, 2005
----------------------
Lewis R. Schumann

/s/ W. Drew Stabler*                               Director, Chairman of the            July 19, 2005
--------------------                                  Board
W. Drew Stabler

/s/ Philip J. Mantua                               Executive Vice President and         July 19, 2005
--------------------                               Chief Financial Officer
Philip J. Mantua


*By:     /s/Theresa A. Cornish
         ---------------------
         Theresa A. Cornish, Attorney in Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the following directors of the Registrant who serve as members of the Committee with responsibility for administration of the 2005 Omnibus Stock Plan have duly cause this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Olney, state of Maryland, on July 19, 2005.

  Signature

/s/ John Chirtea*
-----------------
John Chirtea

/s/ Susan D. Goff*
------------------
Susan D. Goff

/s/ Solomon Graham*
-------------------
Solomon Graham

/s/ Gilbert L. Hardesty*
------------------------
Gilbert L. Hardesty

/s/ Charles F. Mess*
--------------------
Charles F. Mess

/s/ Robert L. Mitchell*
-----------------------
Robert L. Mitchell

/s/ Robert L. Orndorff, Jr.*
----------------------------
 Robert L. Orndorff, Jr.

/s/ David E. Rippeon*
---------------------
David E. Rippeon

/s/ Craig A. Ruppert*
---------------------
Craig A. Ruppert

/s/ Lewis R. Schumann*
----------------------
Lewis R. Schumann

/s/ W. Drew Stabler*
--------------------
W. Drew Stabler


*By:     /s/Theresa A. Cornish
         ---------------------
         Theresa A. Cornish, Attorney in Fact

                                INDEX TO EXHIBITS


Exhibit Number                Description
--------------                -----------

4                    2005  Omnibus  Stock Plan,  incorporated  by reference to Exhibit 10.1 to Form 8-K dated
                     June 27, 2005, Commission File No. 0-19065.

5                    Opinion of James I. Lundy, III, Attorney at Law

23.1                 Consent of James I. Lundy, III, Attorney at Law, included in Exhibit 5

23.2                 Consent of Independent Registered Public Accounting Firm

23.3                 Consent of Independent Registered Public Accounting Firm

24                   Power of Attorney